Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of January 1, 2026 is by and between U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as trustee (herein, together with its successors in interest, the “Trustee”) and Pinnacle Financial Partners, Inc., a Georgia corporation (the “Successor Company”), under the Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), are parties to that certain Indenture dated as of September 11, 2019 (the “Original Indenture” and, as previously supplemented by that certain First Supplemental Indenture by and between the Trustee and the Company, dated as of September 11, 2019, and this Second Supplemental Indenture and further supplemented from time to time, the “Indenture”), pursuant to which the Company issued its 4.125% Fixed to Floating Rate Subordinated Notes due 2029 (the “Securities”).

The Company has entered into the Agreement and Plan of Merger, dated July 24, 2025, by and among the Company, Synovus Financial Corp., a Georgia corporation (“Synovus”), and the Successor Company, as amended from time to time, which provides, among other things, that on the terms and subject to the conditions set forth therein, Pinnacle and Synovus will merge with and into the Successor Company, with the Successor Company surviving (the “Merger”).

As permitted by the terms of the Original Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall consummate the Merger.  The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles VIII and IX of the Original Indenture.  The Company has complied with all conditions precedent provided for in the Original Indenture relating to the Merger and this Second Supplemental Indenture.

SECTION 1.    Definitions.  All capitalized terms used herein that are defined in the Original Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Original Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2.    Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)
reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3.    Assumption of Obligations.

(a)
Pursuant to, and in compliance and accordance with, Section 8.01 and Section 8.02 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal, premium, if any, and interest on all of the Securities in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be kept, performed, or observed by the Company under the Indenture.

(b)
Pursuant to, and in compliance and accordance with, Section 8.02 of the Indenture, the Successor Company succeeds to and is substituted for the Company under the Indenture, with the same effect as if the Successor Company had originally been named in the Indenture as the Company, and the Company shall thereupon be released from all obligations under the Indenture and under the Securities.

SECTION 4.    Representations and Warranties.  The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and existing under the laws of Georgia, (d) that both immediately before and after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (e) that this Second Supplemental Indenture is executed and delivered pursuant to Section 9.01 of the Indenture and Article IX of the Indenture and does not require the consent of the Securityholders.

SECTION 5.    Conditions of Effectiveness.  This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)
the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Successor Company;

(b)	the Trustee shall have received an Officers’ Certificate that complies with the Indenture;

(c)	the Trustee shall have received an Opinion of Counsel that complies with the Indenture; and

(d)
the Successor Company and the Company shall have duly executed and filed Articles of Merger with the Secretary of State of Georgia and the Secretary of State of Tennessee in connection with the Merger.

SECTION 6.    Reference to the Indenture.

(a)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7.     Addresses for Notices. All notices or other communications to be addressed to the Company as contemplated in Section 1.05 of the Indenture shall be addressed to the Successor Company as follows:

PINNACLE FINANCIAL PARTNERS, INC.
3400 Overton Park Drive
Atlanta, Georgia 30339
Attention: Dake Madray
Telephone: [***]
Email: [***]

SECTION 8.    Execution in Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 9.    Governing Law; Binding Effect.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 10.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company or the Successor Company, or the due execution hereof by the Successor Company.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

PINNACLE FINANCIAL PARTNERS, INC., a Georgia Corporation

By:	/s/ Andrew J. Gregory, Jr.
Name:	Andrew J. Gregory, Jr.
Title:	Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
Name:	Wally Jones
Title:	Vice President